EXHIBIT 5.1

O L S H A N	1325 AVENUE OF THE AMERICAS ■ NEW YORK, NY 10019 TELEPHONE: 212.451.2300 ■ FACSIMILE: 212.451.2222

June 5, 2018

Remark Holdings, Inc.
3960 Howard Hughes Parkway, Suite 900
Las Vegas, Nevada 89169

Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Remark Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company today with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale from time to time pursuant to Rule 415 promulgated under the Act, of up to an aggregate of $50,000,000 of securities of the Company consisting of (a) shares of common stock, $0.001 par value per share (“Common Stock”), (b) shares of preferred stock, $0.001 par value per share (“Preferred Stock”), (c) debt securities (the “Debt Securities”), (d) warrants to purchase one or more of the Securities (as hereinafter defined) (the “Warrants”), and (e) units comprising one or more of the Securities or combinations thereof (the “Units”). The Common Stock, Preferred Stock, Warrants, Debt Securities and Units and any securities issuable upon the conversion, exchange or exercise of the Preferred Stock, Warrants or Debt Securities are collectively referred to herein as the “Securities.”
We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (i) the Registration Statement; (ii) the prospectus forming a part of the Registration Statement; (iii) the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”); and (iv) the Company’s Amended and Restated Bylaws, as amended to date (the “Bylaws”, and together with the Certificate of Incorporation, the “Constituent Documents”). In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinion expressed below.
We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete.
For purposes of this opinion letter, we have also assumed that: (a) the Registration Statement and any amendments thereto (including post-effective amendments) shall have become and remain effective under the Act, no stop order with respect thereto shall have been issued, a prospectus supplement shall have been prepared and filed with the Commission describing the Securities offered thereby and such Securities shall have been issued and sold in accordance with the terms set forth in such prospectus supplement; (b) any securities issuable upon conversion, exercise or exchange of any Securities being offered shall have been duly authorized by corporate action and, if appropriate, reserved for issuance upon such conversion, exercise or exchange; (c) at the time of any offering or sale of any shares of Common Stock, Preferred Stock or Securities exercisable, convertible or exchangeable into Common Stock or Preferred Stock, there shall be a sufficient number of shares of Common Stock or Preferred Stock, as applicable, authorized and unissued under the Company’s Certificate of Incorporation as amended and then in effect and not otherwise reserved for issuance; (d) at the time of issuance of the Securities, the Company shall validly exist and shall be in good standing under the laws of the State of Delaware, and shall have the necessary corporate power for such issuance; (e) any definitive purchase, at-the-market offering, underwriting or similar agreement with respect to any Securities, if applicable, and any applicable Indenture, Warrant Agreement or Unit Agreement (each as hereinafter defined) relating to Debt Securities, Warrants or Units, as the case may be, shall constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, at the time of issuance of the applicable Securities; (f) certificates representing the shares of Common Stock or Preferred Stock, as the case may be, or any Debt Securities, Warrants, or Units shall have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations shall have been made in the share or other register of the Company, in each case in accordance with the Constituent Documents and in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, either (x) against payment therefor in an amount not less than the par value thereof, in the case of Common Stock or Preferred Stock, or such other consideration determined by the Board of Directors, or an authorized committee thereof, as permitted under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of any applicable definitive purchase agreement, at-the-market offering agreement, underwriting agreement, Indenture, Warrant Agreement, Unit Agreement or similar agreement, if any, approved by the Company or (y) upon conversion, exercise or exchange of any other Security in accordance with the terms of such Security or the instrument governing such Security as approved by the Company, for the consideration approved by the Company (in the case of Common Stock or Preferred Stock in an amount not less than the par value thereof, or such other consideration determined by the Board of Directors, or an authorized committee thereof, as permitted under the DGCL); and (g) the Constituent Documents shall be in full force and effect and shall not have been amended, restated, supplemented or otherwise altered, and there shall be no authorization of any such amendment, restatement, supplement or alteration, in each case since the date hereof, other than in connection with the Future Authorization and Issuance of Securities (as hereinafter defined).
For purposes of this opinion letter, we refer to the following as the “Future Authorization and Issuance” of Securities:

(a)
with respect to any of the Securities, (i) the authorization by the Company of the terms, offering and issuance of such Securities (the “Authorization”) and (ii) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration to be paid therefor in accordance with the Authorization;

(b)
with respect to Preferred Stock, (i) the establishment of the terms of such Preferred Stock by the Company in conformity with the Certificate of Incorporation and applicable law and (ii) the proper execution, acknowledgement and filing with the Delaware Secretary of State, and the effectiveness of, a certificate of designations to the Certificate of

Incorporation setting forth the terms of such Preferred Stock in accordance with the Certificate of Incorporation and applicable law;

(c)
with respect to Debt Securities, (i) the due authorization, valid execution and delivery of an indenture or supplemental indenture (together, an “Indenture”) relating to the Debt Security by the Company and a trustee to be named therein (the “Trustee”), if any, or any necessary amendment or supplement thereto or other agreement in respect thereof, if any, (ii) the due qualification under the Trust Indenture Act of 1939, as amended, of any applicable Indenture, if required, and (iii) the establishment of the terms, due authorization, valid execution and delivery of the Debt Security in conformity with the applicable Indenture, if any, or other agreement in respect thereof, if any, and applicable law;

(d)
with respect to Warrants, (i) the due authorization, valid execution and delivery by the Company and the other parties thereto of any agreement under which the Warrants are to be issued (each, a “Warrant Agreement”) and (ii) the establishment of the terms of the Warrants, and the execution and delivery of the Warrants, in conformity with the Warrant Agreement and applicable law; and

(e)
with respect to Units, (i) the due authorization, valid execution and delivery by the Company and the other parties thereto of any agreement under which the Units are to be issued (each, a “Unit Agreement”) and (ii) the establishment of the terms of the Units, and the execution and delivery of the Units, in conformity with the Unit Agreement and applicable law.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that:
1.With respect to the Common Stock, including those shares that are duly issued upon conversion, exchange or exercise of any Preferred Stock, Debt Securities, Warrants or Units, upon the Future Authorization and Issuance of such shares of Common Stock, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

2.With respect to one or more series of the Preferred Stock, including those duly issued upon conversion, exchange or exercise of any Debt Securities, Warrants or Units, upon the Future Authorization and Issuance of such shares of Preferred Stock, such shares of Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

3.With respect to the Debt Securities, including those duly issued upon conversion, exchange or exercise of any Preferred Stock, Warrants, Debt Securities or Units, upon the Future Authorization and Issuance of such Debt Securities, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

4.With respect to the Warrants, including those duly issued upon conversion, exchange or exercise of any Preferred Stock, Debt Securities or Units, upon the Future Authorization and Issuance of the Warrants, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

5.With respect to Units, assuming that (a) any Debt Securities that form a part of such Units constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, as contemplated in opinion 3 above, (b) any Warrants that form a part of such Units constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, as contemplated in opinion 4 above, and (c) any shares of Common Stock or Preferred Stock that form a part of such Units are duly authorized, validly issued, fully paid and nonassessable, as contemplated in opinions 1 and 2 above, respectively, upon the Future Authorization and Issuance of the Units, such Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions set forth above are subject to the following exceptions, limitations and qualifications:
We express no opinion as to: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) the rights or remedies available to any party for violations or breaches of any provisions of the Debt Securities, Warrants and Units, as applicable, that are immaterial or the enforcement of which would be unreasonable under the then-existing circumstances, (e) the rights or remedies available to any party for material violations or breaches that are the proximate result of actions taken by any party to the Debt Securities, Warrants and Units, as applicable, other than the party against whom enforcement is sought, which actions such other party is not entitled to take pursuant to the Debt Securities, Warrants and Units, as applicable, or that otherwise violate applicable laws, (f) the rights or remedies available to any party that takes discretionary action that is arbitrary, unreasonable or capricious, or is not taken in good faith or in a commercially reasonable manner, whether or not the Debt Securities, Warrants and Units, as applicable, permit such action or (g) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law.
The aforesaid opinions as to enforceability of the Debt Securities, Warrants and Units also are subject to the qualification that certain provisions of the Debt Securities, Warrants and Units, as applicable, may not be enforceable, but (subject to the limitations set forth in clauses (a) through (g) of the immediately preceding paragraph) such unenforceability will not render the Debt Securities, Warrants and Units, as applicable, invalid as a whole or substantially interfere with realization of the principal benefits and/or security provided thereby.
We express no opinion (a) concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws or (b) with respect to whether acceleration of Debt Securities may affect the collectibility of any portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.
This opinion is being furnished at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act in connection with the offer and resale of the Securities and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion does not constitute such prior written consent.

We are members of the Bar of the State of New York. We express no opinion as to the effect of any laws other than the laws of the State of New York, the DGCL and the Federal laws of the United States of America, each as in effect on the date hereof.
This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP